News Release

For Immediate Release:	For More Information,
August 6, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today second quarter net income available to common shareholders of $35.0 million compared to $5.3 million reported in the second quarter of 2008.  Earnings per diluted common share were $2.10 in the second quarter of 2009 compared to $0.32 in the second quarter of 2008.  For the six months ended June 30, 2009, the Company reported net income available to common shareholders of $38.1 million compared to $10.8 million reported for the comparable period in 2008.  Earnings per diluted common share were $2.29 for the six months ended June 30, 2009 compared to $0.70 for the same six months in 2008.

Several significant factors affect the comparability of 2009 and 2008 results, including the following:

•
In the second quarter of 2009, the Company realized a $53.8 million gain related to the acquisition of Cooperative Bank in Wilmington, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $32.8 million, or $1.97 per diluted common share.

•
In the second quarter of 2009, the Company recorded a $1.6 million expense related to a special assessment levied by the FDIC on all banks in order to replenish the FDIC insurance fund.  The after-tax impact of this assessment was $976,000, or $0.06 per diluted common share.

•
In the second quarter of 2009, the Company recorded acquisition related expenses related to Cooperative Bank of $792,000 consisting primarily of professional fees and severance expenses.  The after-tax impact of these expenses was $483,000, or $0.03 per diluted common share.

•
The Company has recorded $1.0 million in preferred stock dividends in both the first and second quarters of 2009 related to the January 12, 2009 issuance of preferred stock to the U.S. Treasury.  These amounts have reduced the Company’s net income available to common shareholders.

Acquisition of Cooperative Bank

On June 19, 2009, the North Carolina Commissioner of Banks issued an order providing for the closing of Cooperative Bank and appointed the FDIC as receiver.  The FDIC selected First Bank to acquire all deposits (except certain brokered deposits) and borrowings, and substantially all of the assets of Cooperative Bank.  Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina. All deposits were assumed by First Bank with no losses to any depositor.

The following is a summary of the assets acquired and liabilities assumed:

•	$958 million in total assets at book value, which decreased to $928 million after applying purchase accounting fair market value adjustments
•	$827 million in loans at book value, which decreased to $531 million after applying purchase accounting fair market value adjustments
•	$706 million in deposits at book value, which increased to $712 million after applying purchase accounting fair market value adjustments
•	$153 million in borrowings at book value, which increased to $159 million after applying purchase accounting fair market value adjustments

The loans and foreclosed real estate purchased are covered by a loss share agreement between the FDIC and First Bank which affords First Bank significant loss protection.  Under the loss share agreement, the FDIC will cover 80% of loan and foreclosed real estate losses up to $303 million and 95% of losses that exceed that amount.  The Company has recorded an estimated receivable from the FDIC in the amount of $241.4 million, which represents the FDIC’s portion of the losses that are expected to be incurred and reimbursed to the Company.

First Bank received a $123 million discount on the assets acquired and paid no deposit premium, which, after applying purchase accounting fair market value adjustments to the acquired assets and assumed deposits, resulted in a gain of $53.8 million.  Also in connection with this transaction, a core deposit intangible of $3.8 million was recorded. The fair value estimates and resulting gain should be considered preliminary and are subject to change for a period of one year as information relative to closing date fair values becomes available.

The operating results of First Bancorp for the period ended June 30, 2009 include the results of the acquired assets and assumed liabilities for the 11 days subsequent to the acquisition date of June 19, 2009.  The acquired loan and deposit balances have not varied materially from June 19, 2009 through today.

Balance Sheet Growth

Excluding the Cooperative acquisition, the Company has experienced a slight decline in loans during 2009.  Internally generated loan balances declined $13 million, or 0.6%, in the second quarter of 2009 and have declined $40 million, or 1.8%, year to date.  Internally generated deposit growth amounted to $24 million, or 1.1%, in the second quarter of 2009, and $88 million, or 4.3%, for the first six months of 2009.

Total assets at June 30, 2009, including the impact of Cooperative, amounted to $3.5 billion, 34.2% higher than a year earlier.  Total loans at June 30, 2009 amounted to $2.7 billion, a 24.7% increase from a year earlier, and total deposits amounted to $2.9 billion at June 30, 2009, a 42.6% increase from a year earlier.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2009 amounted to $23.4 million, a 9.0% increase over the second quarter of 2008.  Net interest income for six months ended June 30, 2009 amounted to $45.6 million, a 10.4% increase over the second quarter of 2008.  The higher net interest income was a result of higher average balances of loans and deposits as the Company’s net interest margin for those periods did not vary significantly among those periods.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the second quarter of 2009 was 3.74%, a three basis point increase from the 3.71% margin realized in the second quarter of 2008 and a six basis point increase from the 3.68% margin realized in the first quarter of 2009.  In the second quarter of 2009, for the second consecutive quarter, there were no changes in the interest rates set by the Federal Reserve, and the Company was able to reprice maturing time deposits at lower levels, which resulted in a higher net interest margin.  During the second quarter of 2009, the Company’s average yield on loans increased slightly, amounting to 6.00%, a one basis point increase from the first quarter of 2009, while the Company’s average rate paid on interest-bearing liabilities was 2.25%, a 17 basis point decrease from the first quarter of 2009.

Provision for Loan Losses and Asset Quality

The current economic environment has resulted in an increase in the Company’s loan losses and nonperforming assets, which has led to a significantly higher provision for loan losses.  The Company’s provision for loan losses amounted to $3,926,000 in the second quarter of 2009 compared to $2,059,000 in the second quarter of 2008.  The provision for loan losses for the six months ended June 30, 2009 was $8,411,000 compared to $3,592,000 recorded in the first half of 2008.

The increases in the provisions for loan losses are solely attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative that are subject to the loss share agreement with the FDIC.  The Company does not expect to record any significant loan loss provisions in the foreseeable future related to Cooperative’s loan portfolio because these loans were written down to estimated fair market value in connection with the recording of the acquisition.

The Company’s non-covered nonperforming assets increased approximately $9 million in each of the first two quarters of 2009, amounting to $53.2 million at June 30, 2009 compared to $35.4 million at December 31, 2008 and $24.5 million at June 30, 2008.  The Company’s ratio of annualized net charge-offs to average non-covered loans was 0.49% for the second quarter of 2009 compared to 0.22% in the second quarter of 2008.  The Company’s ratio of annualized net charge-offs to average non-covered loans was 0.41% for the six months ended 2009 compared to 0.20% for the comparable period of 2008.

Although the Company’s asset quality ratios discussed above reflect unfavorable trends, they compare favorably to those typical of the Company’s peers based on public information available.  The table below shows how the Company’s ratios compare to data reported by the Federal Reserve for all bank holding companies with assets between $1 billion and $3 billion at March 31, 2009 (the most recent information available):

	First Bancorp	Peer Average
Nonaccrual loans as percent of total loans at March 31, 2009	1.61%	2.63%
Annualized net charge-offs to average loans thru March 31, 2009	0.33%	0.74%

Noninterest Income

Total noninterest income was $58.7 million in the second quarter of 2009 and $63.5 million for the six months ended June 30, 2009.  Total noninterest income for 2009 is not comparable to 2008 because of the previously discussed $53.8 million gain from an acquisition.  Excluding that item, total noninterest income for the second quarter of 2009 was $4.8 million compared to $5.2 million in the second quarter of 2008, and $9.6 million for the six months ended June 30, 2009 compared to $10.3 million for the comparable period of 2008.  The decreases in 2009 are attributable primarily to lower levels of nonsufficient fund charges as a result of a lower occurrence of overdrawn accounts and higher levels of securities losses and other miscellaneous losses experienced in 2009.

Noninterest Expenses

Noninterest expenses amounted to $19.2 million in the second quarter of 2009, an 18.9% increase over 2008. Noninterest expenses for the six months ended June 30, 2009 amounted to $35.1 million, a 14.3% increase from the $30.7 million recorded in the first six months of 2008.  The increases are primarily due to higher FDIC insurance expense, higher employee insurance costs, higher pension plan costs, and acquisition-related expenses, which were partially offset by lower salaries expense, as discussed in the following paragraphs.

FDIC insurance expense amounted to $2.4 million in the second quarter of 2009 compared to $245,000 in the second quarter of 2008.  For the six months ended June 30, 2009, FDIC insurance expense amounted to $3.2 million compared to $485,000 for the first six months of 2008.  During the second quarter of 2009, the Company recorded a $1.6 million charge related to a special assessment levied by the FDIC on all banks.  In addition to that assessment, the amount of recurring FDIC insurance expense has increased significantly in 2009 as a result of the FDIC raising quarterly insurance rates in 2009 in order to replenish its reserves.

The Company’s personnel expense amounted to $9.6 million in the second quarter of 2009 compared to $9.1 million in the second quarter of 2008.  For the six months ended June 30, 2009, the Company’s personnel expense amounted to $18.4 million compared to $17.7 million for the six months ended June 30, 2008.  The Company’s quarterly pension expense has been approximately $300,000 higher in each of the first two quarters of 2009 compared to 2008, primarily as a result of investment losses experienced by the pension plan’s assets in 2008.  In order to manage this expense, the Company is no longer adding new participants to the plan.  Also negatively impacting personnel expense for the three and six months ended June 30, 2009 was an unfavorable quarter that the Company experienced related to its employees’ health care costs.  Health care costs were approximately $500,000 higher than normal in the second quarter of 2009 compared to most quarters.  Salaries expense related to new employees assumed in the Cooperative acquisition amounted to $200,000 in the second quarter of 2009.  Partially offsetting these personnel cost increases were decreases in salaries expense of $678,000 and $930,000 for the three and six months ended June 30, 2009, respectively, compared to the same periods in 2008, as a result of the Company freezing salaries and suspending its annual incentive plan program due to the current economic environment.

In the second quarter of 2009, the Company recorded acquisition related expenses related to Cooperative Bank of $792,000 consisting primarily of professional fees and severance expenses.

The Company’s effective tax rate was approximately 37%-39% for each of the three and six month periods ended June 30, 2009 and 2008.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “Although we were saddened to see the situation involving Cooperative Bank unfold, we believe that First Bank was a good fit to assume the closed branches.  We are working hard to prove ourselves to our new customers and consider it a privilege to be of service.”

“Although a sizeable accounting gain was recorded in connection with this transaction, it will only be a long-term success for our shareholders if we are able to retain our new customers by providing the best in community banking.  I am confident that we will do that,” stated Mr. Ocheltree.

Mr. Ocheltree noted the following other corporate developments:

•
The conversion of Cooperative Bank’s computer systems to First Bank is scheduled to occur in October.  At that same time, it is expected that certain branch consolidations will occur where there is currently an overlap in branches between former Cooperative Bank branches and existing First Bank branches.  Customers of the affected branches will be provided more information on this matter at later date.

•	In May 2009, the Company’s newest branch at 2107 West Evans Street in Florence, South Carolina held a grand opening celebration.

•
The Company has received regulatory approval to open a full-service bank branch in Christiansburg, Virginia.  Construction of a branch facility is expected to begin soon.  This will be the Company’s sixth branch in southwestern Virginia.

•
On May 28, 2009, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 24, 2009 to shareholders of record on June 30, 2009.  The is the same dividend rate as the Company declared in the first quarter of 2009 and is a decrease from the $0.19 rate paid in the comparable quarter in 2008.  The dividend rate was reduced in order to conserve capital in light of current economic conditions.

•	There has been no stock repurchase activity during 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 98 branches, with 83 branches operating in the central piedmont and coastal regions of North Carolina, 10 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, Myrtle Beach and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$33,640	34,814
Interest on investment securities	1,874	2,043
Other interest income	66	276
Total interest income	35,580	37,133	(4.2%)
Interest expense
Interest on deposits	11,224	13,810
Other, primarily borrowings	913	1,822
Total interest expense	12,137	15,632	(22.4%)
Net interest income	23,443	21,501	9.0%
Provision for loan losses	3,926	2,059	90.7%
Net interest income after provision for loan losses	19,517	19,442	0.4%
Noninterest income
Service charges on deposit accounts	3,250	3,462
Other service charges, commissions, and fees	1,205	1,068
Fees from presold mortgages	293	260
Commissions from financial product sales	337	356
Data processing fees	36	48
Gain from acquisition	53,830	−
Securities gains (losses)	(56)	(16)
Other gains (losses)	(183)	(28)
Total noninterest income	58,712	5,150	1,040.0%
Noninterest expenses
Personnel expense	9,552	9,129
Occupancy and equipment expense	2,110	2,064
Intangibles amortization	98	123
Acquisition expenses	792	−
Other operating expenses	6,651	4,841
Total noninterest expenses	19,203	16,157	18.9%
Income before income taxes	59,026	8,435	599.8%
Income taxes	23,008	3,157	628.8%
Net income	36,018	5,278	582.4%

Preferred stock dividends and accretion	(1,022)	−

Net income available to common shareholders	$34,996	5,278	563.1%

Earnings per common share – basic	$2.10	0.32	556.3%
Earnings per common share – diluted	2.10	0.32	556.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$23,443	21,501
Tax-equivalent adjustment (1)	187	163
Net interest income, tax-equivalent	$23,630	21,664	9.1%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$66,192	68,753
Interest on investment securities	3,806	3,968
Other interest income	105	719
Total interest income	70,103	73,440	(4.5%)
Interest expense
Interest on deposits	22,649	28,210
Other, primarily borrowings	1,901	3,965
Total interest expense	24,550	32,175	(23.7%)
Net interest income	45,553	41,265	10.4%
Provision for loan losses	8,411	3,592	134.2%
Net interest income after provision for loan losses	37,142	37,673	(1.4%)
Noninterest income
Service charges on deposit accounts	6,224	6,538
Other service charges, commissions, and fees	2,326	2,255
Fees from presold mortgages	452	458
Commissions from financial product sales	831	755
Data processing fees	65	98
Gain from acquisition	53,830	−
Securities gains (losses)	(119)	(16)
Other gains (losses)	(151)	257
Total noninterest income	63,458	10,345	513.4%
Noninterest expenses
Personnel expense	18,378	17,683
Occupancy and equipment expense	4,179	4,051
Intangibles amortization	196	202
Acquisition expenses	792	−
Other operating expenses	11,595	8,812
Total noninterest expenses	35,140	30,748	14.3%
Income before income taxes	65,460	17,270	279.0%
Income taxes	25,361	6,463	292.4%
Net income	$40,099	10,807	271.0%

Preferred stock dividends and accretion	(1,963)	−

Net income available to common shareholders	$38,136	10,807	252.9%

Earnings per share - basic	$2.29	0.70	227.1%
Earnings per share - diluted	2.29	0.70	227.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$45,553	41,265
Tax-equivalent adjustment (1)	350	327
Net interest income, tax-equivalent	$45,903	41,592	10.4%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2009	2008	2009	2008
Return on average assets (1)	5.15%	0.85%	2.88%	0.91%
Return on average common equity (2)	60.20%	9.75%	33.40%	10.97%
Net interest margin - tax equivalent (3)	3.74%	3.71%	3.71%	3.75%
Efficiency ratio - tax equivalent (3) (4)	23.32%	60.26%	32.13%	59.20%
Net charge-offs to average non-covered loans	0.49%	0.22%	0.41%	0.20%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.19	$0.16	0.38
Stated book value - common	15.66	13.14	15.66	13.14
Tangible book value - common	11.37	9.02	11.37	9.02
Common shares outstanding at end of period	16,655,577	16,488,201	16,655,577	16,488,201
Weighted average shares outstanding - basic	16,636,769	16,470,975	16,622,697	15,425,787
Weighted average shares outstanding - diluted	16,672,989	16,535,358	16,658,917	15,497,429

CAPITAL RATIOS
Tangible equity to tangible assets	7.26%	5.82%	7.26%	5.82%
Tangible common equity to tangible assets	5.50%	5.82%	5.50%	5.82%
Tier I leverage ratio	11.45%	8.14%	11.45%	8.14%
Tier I risk-based capital ratio	12.36%	9.32%	12.36%	9.32%
Total risk-based capital ratio	13.62%	10.54%	13.62%	10.54%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,725,214	2,510,491	$2,671,052	2,382,457
Loans	2,249,130	2,144,694	2,225,956	2,030,011
Earning assets	2,537,023	2,350,134	2,494,751	2,231,764
Deposits	2,255,374	2,032,901	2,180,899	1,945,569
Interest-bearing liabilities	2,136,201	2,031,497	2,108,479	1,929,330
Shareholders’ equity	293,893	217,704	288,204	198,151

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008

Net interest income - tax equivalent (1)	$23,630	22,273	22,675	22,950	21,664
Taxable equivalent adjustment (1)	187	163	166	165	163
Net interest income	23,443	22,110	22,509	22,785	21,501
Provision for loan losses	3,926	4,485	3,437	2,851	2,059
Noninterest income	58,712	4,746	4,952	5,360	5,150
Noninterest expense	19,203	15,937	16,067	15,396	16,157
Income before income taxes	59,026	6,434	7,957	9,898	8,435
Income taxes	23,008	2,353	2,956	3,701	3,157
Net income	36,018	4,081	5,001	6,197	5,278
Preferred stock dividends and accretion	1,022	941	−	−	−
Net income available to common shareholders	34,996	3,140	5,001	6,197	5,278

Earnings per common share – basic	2.10	0.19	0.30	0.38	0.32
Earnings per common share – diluted	2.10	0.19	0.30	0.37	0.32
(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2009	At March 31, 2009	At Dec. 31, 2008	At June 30, 2008	One Year Change
Assets
Cash and due from banks	$47,761	62,760	88,015	32,255	48.1%
Interest bearing deposits with banks	177,230	126,770	136,765	123,600	43.4%
Total cash and cash equivalents	224,991	189,530	224,780	155,855	44.4%

Investment securities	213,998	184,193	187,183	172,002	24.4%
Presold mortgages	8,993	5,014	423	2,394

Loans – non-covered	2,174,422	2,187,466	2,211,315	2,166,840	0.3%
Loans – covered by FDIC loss share agreement	527,361	−	−	−	n/m
Total loans	2,701,783	2,187,466	2,211,315	2,166,840	24.7%
Allowance for loan losses	(33,185)	(31,912)	(29,256)	(26,061)	27.3%
Net loans	2,668,598	2,155,554	2,182,059	2,140,779	24.7%

Premises and equipment	52,362	52,097	52,259	50,607	3.5%
FDIC loss share receivable	241,369	−	−	−	n/m
Intangible assets	71,382	67,682	67,780	67,995	5.0%
Other assets	36,018	37,480	36,083	31,724	13.5%
Total assets	$3,517,711	2,691,550	2,750,567	2,621,356	34.2%

Liabilities
Deposits:
Non-interest bearing demand	$271,669	231,263	229,478	240,206	13.1%
NOW accounts	271,991	209,985	198,775	200,355	35.8%
Money market accounts	449,007	381,362	340,739	327,825	37.0%
Savings accounts	145,194	128,914	125,240	136,229	6.6%
Brokered time deposits	108,933	80,578	78,569	21,666	402.8%
Internet time deposits	168,562	6,494	5,206	−	n/m
Other time deposits > $100,000	673,370	530,895	520,198	503,575	33.7%
Other time deposits	786,440	569,628	576,586	586,621	34.1%
Total deposits	2,875,166	2,139,119	2,074,791	2,016,477	42.6%

Repurchase agreements	62,309	59,293	61,140	41,110	51.6%
Borrowings	230,099	182,159	367,275	326,006	-29.4%
Other liabilities	28,504	25,537	27,493	21,086	35.2%
Total liabilities	3,196,078	2,406,108	2,530,699	2,404,679	32.9%

Shareholders’ equity
Preferred stock	65,000	65,000	−	−	n/m
Discount on preferred stock	(4,190)	(4,391)	−	−	n/m
Common stock	97,409	96,687	96,072	94,858	2.7%
Common stock warrants	4,592	4,592	−	−	n/m
Retained earnings	167,424	133,762	131,952	127,042	31.8%
Accumulated other comprehensive income	(8,602)	(10,208)	(8,156)	(5,223)	64.7%
Total shareholders’ equity	321,633	285,442	219,868	216,677	48.4%
Total liabilities and shareholders’ equity	$3,517,711	2,691,550	2,750,567	2,621,356	34.2%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008

Yield on loans	6.00%	5.99%	6.22%	6.44%	6.53%
Yield on securities - tax equivalent (1)	4.46%	4.80%	4.63%	4.89%	5.39%
Yield on other earning assets	0.26%	0.22%	0.74%	2.18%	2.72%
Yield on all interest earning assets	5.65%	5.74%	6.00%	6.26%	6.38%
Rate on interest bearing deposits	2.24%	2.47%	2.72%	2.84%	3.10%
Rate on other interest bearing liabilities	2.40%	1.97%	2.22%	2.92%	3.05%
Rate on all interest bearing liabilities	2.25%	2.42%	2.64%	2.85%	3.09%
Interest rate spread - tax equivalent (1)	3.40%	3.32%	3.36%	3.41%	3.29%
Net interest margin - tax equivalent (2)	3.74%	3.68%	3.70%	3.79%	3.71%
Average prime rate	3.25%	3.25%	4.06%	5.00%	5.08%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008

Nonaccrual loans – non-covered	$43,210	35,296	26,600	19,558	17,588
Nonaccrual loans – covered by FDIC loss share (1)	41,985	-	-	-	-
Restructured loans – non-covered	3,995	3,995	3,995	3,995	3,995
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	89,190	39,291	30,595	23,553	21,583
Other real estate – non-covered	6,032	5,428	4,832	4,565	2,934
Other real estate – covered by FDIC loss share	12,415
Total nonperforming assets	$107,637	44,719	35,427	28,118	24,517
Total nonperforming assets – non-covered	$53,237	44,719	35,427	28,118	24,517
Asset Quality Ratios
Net charge-offs to average non-covered loans - annualized	0.49%	0.34%	0.38%	0.18%	0.22%
Non-covered nonperforming loans to non-covered loans	2.17%	1.80%	1.38%	1.06%	1.00%
Non-covered nonperforming assets to total assets	1.51%	1.66%	1.29%	1.04%	0.94%
Allowance for loan losses to non-covered loans	1.53%	1.46%	1.32%	1.26%	1.20%
Allowance for loan losses to non-covered nonperforming loans	70.30%	81.22%	95.62%	118.58%	120.75%

(1) At June 30, 2009, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreement was $122.6 million.